UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14 of
the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Information Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[_] Definitive Information Statement

[_] Definitive Additional Materials

STRATUS MEDIA GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Information Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ACTION TO BE TAKEN WITHOUT A MEETING

November __, 2013

Dear Stockholders:

The purpose of this letter and the enclosed Information Statement is to inform you that stockholders holding a majority of the voting power of the common stock of Stratus Media Group, Inc. (the “Company”) have executed a written consent in lieu of a meeting to approve an amendment to our articles of incorporation to approve a reverse split of the Company’s outstanding common stock at a ratio of between 1-for-50 and 1-for-100.

Our board of directors has authorized the amendment and stockholders holding a majority of the voting power of our common stock have executed a written consent approving the amendment. The consent we have received constitutes the only stockholder approval required under Nevada corporate law and our articles of incorporation and bylaws, as presently in effect. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended, this amendment will not become effective until at least 20 days after the accompanying information statement has been distributed to the stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Because the written consent of holders of a majority of the voting power of our common stock approving the amendment satisfies all applicable stockholder voting requirements, we are not asking you for a Proxy; please do not send us one. We are furnishing this Information Statement to you solely to inform you of the approval of the amendment by the holders of the voting power of our common stock. No action is required by you.

The Information Statement is for information purposes only — Please read it carefully.

November __, 2013	By Order of the board of directors, /s/ JEROLD RUBINSTEIN Jerold Rubinstein Chief Executive Officer

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STRATUS MEDIA GROUP, INC.
1800 Century Park East, 6th Floor
Los Angeles, California 90067

INFORMATION STATEMENT
November __, 2013

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

General Information

This Information Statement is expected to be mailed on or about November __, 2013, to the stockholders of record of Stratus Media Group, Inc. (the “Company”), at the close of business on October 15, 2013 (the “Record Date”). This Information Statement is being sent to you for information purposes only. No action is requested or required on your part.

This Information Statement is being furnished to you to inform you that holders of shares representing a majority of the voting power of shares of our securities have adopted, by written consent, resolutions authorizing us to take the following action (the “Proposal”):

Reverse Split. To approve and adopt an amendment to the Company’s Articles of Incorporation to approve a reverse split of the Company’s outstanding common stock at a ratio of between 1-for-50 and 1-for-100 with the specific ratio to be determined by the board of directors.

We will bear the expenses relating to this Information Statement, including expenses in connection with preparing and mailing this Information Statement and all documents that now accompany or may in the future supplement it. We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Only one Information Statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of this Information Statement or by calling our principal executive offices at 310.526.8700. If multiple stockholders sharing an address have received one copy of this Information Statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

Forward Looking Statements

This Information Statement and other reports that we file with the SEC contain forward-looking statements about our business containing the words “believes,” “anticipates,” “expects” and words of similar import. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results or performance to be materially different from the results or performance anticipated or implied by such forward-looking statements. Given these uncertainties, stockholders are cautioned not to place undue reliance on forward-looking statements. Except as specified in SEC regulations, we have no duty to publicly release information that updates the forward-looking statements contained in this Information Statement.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT: THIS INFORMATION STATEMENT WILL BE AVAILABLE ON THE COMPANY’S WEB SITE AT WWW.STRATUSMEDIAGROUP.COM

DISSENTERS’ RIGHT OF APPRAISAL

Under Nevada law and our articles of incorporation and bylaws, no stockholder has any right to dissent to the Proposal, and no stockholder is entitled to appraisal of or payment for their shares of our stock.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, our authorized capitalization consisted of 1,000,000,000 shares of common stock (the “Common Stock”), of which 422,316,252 shares were issued and outstanding and 5,000,000 shares of Preferred Stock of which no shares are outstanding.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

CONSENTING STOCKHOLDERS

The approval of the Proposal requires the consent of the holders of a majority of the voting power of the Common Stock entitled to vote. Section 78.320 of the Nevada Revised Statutes generally provides that any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

In order to eliminate the costs and management time involved in soliciting and obtaining proxies to approve the Proposal and in order to effectuate the Proposal as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company. Approval of the Proposal was obtained as of October 30, 2013 by written consent of the holders of shares representing a majority of the voting power.

No consideration was paid for the consent of any consenting stockholder.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL

No director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Proposal to which is not shared by all other holders of the Company’s Common Stock. See “Stockholdings of Certain Beneficial Owners, Directors and Management.”

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes the material terms and provisions of the indicated securities. For the complete terms of our Common Stock please refer to our articles of incorporation, and bylaws that we have filed with the SEC.

We are authorized to issue 1,000,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock.

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Common Stock

Voting. Each holder of Common Stock shall have one vote in respect of each share of stock held of record on the books of the corporation for the election of directors and on all matters submitted to a vote of our stockholders.

Dividends. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of directors, out of our assets which are by law available for dividends, dividends payable in cash, property or shares of capital stock.

Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of our affairs, holders of Common Stock shall be entitled, unless otherwise provided by law or our articles of incorporation, including any certificate of designations for a series of preferred stock, to receive all of our remaining assets of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

Other Rights and Restrictions. Holders of our Common Stock do not have preemptive rights, and they have no right to convert their Common Stock into any other securities. Our Common Stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock that are issued and outstanding or that we may issue in the future.

Preferred Stock

The preferred stock may be issued in one or more series and our Board of Directors, without further approval from our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

APPROVAL OF REVERSE SPLIT

Background

As of October 15, 2013, 422,316,252 shares of common stock were issued and outstanding out of 1,000,000,000 shares outstanding. Additionally, 90,750,435 shares of common stock are subject to outstanding options and warrants. Pursuant to an Agreement and Plan of Merger dated as of September 30 2013, among the Company, Hygeia Therapeutics, Inc. (“Hygeia”), Canterbury Laboratories, LLC (“Canterbury”), and certain other parties, the Company agreed to acquire all of the equity interests of Canterbury and Hygeia held by the holders thereof for 115,011,563 pre-reverse split shares of the Company’s common stock. Additionally, the Company and Histogen, Inc. (“Histogen”) have executed a non-binding letter of intent pursuant to which the Company agreed to acquire all of the capital stock of Histogen for 350,000,000 pre-reverse split shares of the Company’s common stock. In connection with the acquisition of Canterbury/Hygeia and Histogen and the extinguishment of the Company’s liabilities, the Company intends to conduct private placements of its securities (the “Private Placements”) requiring the issuance of additional shares of common stock and/or securities convertible into or exercisable for common shares.

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While the Company has sufficient authorized shares to complete the acquisitions of Canterbury/Hygeia and Histogen, the Company will not have sufficient shares to complete the presently contemplated Private Placements, to the extent it involves the immediate issuance of common shares, as well as for possible future financings or acquisitions or equity-based compensation awards for employees or consultants or for issuance of common shares in respect of the Private Placements upon conversion or exercise of any derivative securities issued in respect thereto. Because the number of authorized shares will not change due to the reduction of the number of shares of common stock outstanding as a result of the reverse split, the Company believes that, after the implementation of the reverse split, it will have sufficient authorized common shares available to cover the issuances of common shares required under the Canterbury/Hygeia and Histogen acquisitions, the Private Placements and possible future issuances of common shares in respect of acquisitions, financings, stock grants to employees and others, and other corporate purposes as presently contemplated.

Additionally, the current market value per share of our common stock may not appeal to brokerage firms that are generally reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low priced stocks. Some of those policies and practices pertain to the payment of broker commissions and to time consuming procedures that function to make the handling of low priced stocks unattractive to brokers from an economic standpoint. Therefore, the increased per-share market price of our common stock that is expected to result from the reverse stock split may increase the attractiveness of our common stock to such brokerage firms and investors. We also may, in the future, seek to obtain a listing of our common stock on the NYSE Market or NASDAQ Capital Market which have minimum bid price requirements for new applications of $2.00 and $4.00 per share.

As a result of the foregoing, the Company’s board of directors and stockholders representing 53% of the Company’s voting power have approved the reverse stock split in the range of between 1-for-50 and 1-for-100, which specific ratio will be determined by the board of directors prior to the filing of the amendment to our Articles of Incorporation. In determining the reverse split ratio, the board of directors may consider a number of factors, including the historical and then-current trading price and trading volume of our common stock.

Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each common stockholder will own a reduced number of shares of our common stock. Without taking into account fractional shares that will be rounded up to the nearest whole share as described below, based on the number of shares of common stock outstanding as of the record date, there will be a reduction in the number of outstanding common shares to a range of approximately 4,223,000 shares to 8,446,000 shares, depending on the stock split ratio, before giving effect to the issuance of common shares from the Canterbury/Hygeia and the Histogen acquisitions and the Private Placements.

The proposed reverse stock split will reduce the number of shares of our common stock issuable in connection with the Canterbury/Hygeia and Histogen acquisitions and upon exercise outstanding stock awards under our outstanding compensation plans in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of outstanding stock options. In connection with the proposed reverse stock split, the number of shares of our common stock issuable upon exercise of outstanding stock awards will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. The proposed reverse stock split would have a similar effect upon our outstanding warrants.

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The proposed reverse stock split will affect all of our common stockholders uniformly and will not affect any common stockholder’s percentage ownership interest in us, except to the extent that the reverse stock split results in any of our common stockholders owning a fractional share as described below. The voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split. The par value of our common stock would remain unchanged.

The Proposal to effect the reverse stock split will not proportionately change the number of authorized shares of our common stock. As a result, one of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in us being able to issue more shares without further stockholder approval.

Although we believe that a reverse stock split may be in the best interests of the Company and our stockholders, once implemented, the reverse stock split may result in some stockholders owning “odd-lots” of less than 100 shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

Additional Risks Associated with the Reverse Stock Split

There can be no assurance that the market value per share of our common stock after the reverse stock split will increase and/or remain higher than the current market value per share of our common stock at any time or for any period of time after the reverse stock split or that our total market capitalization after the reverse stock split will be equal to or greater than our total market capitalization before the reverse stock split.

There can be no assurance that the market value per share of our common stock after the reverse stock split will be increased by a multiple equal to the reverse stock split ratio, or increase at all, or remain constant in proportion to the reduction in the number of outstanding shares of our common stock immediately prior to the reverse stock split or any increase in the market per share of our common stock after the reverse stock split. Accordingly, our total market capitalization after the reverse stock split could be lower than our total market capitalization before the reverse stock split and, in the future, the market value per share of our common stock after the reverse stock split may not exceed and/or remain higher than the current market value per share of our common stock immediately prior to the reverse stock split. In many cases, the total market capitalization of a company immediately after a reverse stock split is lower than the total market capitalization immediately prior to the reverse stock split.

When the reverse stock split is implemented, the resulting per-share price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of these investors, and consequently, the trading liquidity of our common stock may not improve.

While we believe that a higher stock price may help generate investor interest in our common stock, the reverse stock split may not result in a stock price that will attract institutional investors or investment funds or satisfy the investing guidelines of institutional investors or investment funds. A decline in the market price of our common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of the split. If the reverse stock split is implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the split. The market price of our common stock is also based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

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Implementation of the Reverse Stock Split

At such time as our board of directors believes that the reverse stock split is in the best interests of the Company and our stockholders, we will file the amendment to our Certificate of Incorporation with the Secretary of State of the State of Nevada. Except as explained below with respect to fractional shares, on the effective date, each number of specific shares of our common stock (between 50 and 100, depending on the stock split ratio) will be combined and converted, automatically and without any action on the part of the stockholders, into one share of common stock. Beginning on the effective date, each certificate representing old shares will be deemed for all corporate purposes to evidence ownership of new shares, if approved.

As soon as practicable after the effective date, stockholders will be notified that the reverse stock split has been effected. Our transfer agent will act as exchange agent for the reverse stock split for purposes of implementing the exchange of stock certificates. Holders of old shares may (but will not be required to) surrender to the exchange agent certificates representing old shares in exchange for certificates representing new shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or our transfer agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Payment for Fractional Shares

We will not issue any fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded up to the nearest whole share.

U.S. Federal Income Tax Consequences

The following is a summary of important U.S. federal tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse stock split shares and post-reverse stock split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, stockholders who hold the pre-reverse stock split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended, or the Code, stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation.

This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. We have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split.

ACCORDINGLY, ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse stock split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the presplit shares exchanged therefor, and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. No gain or loss will be recognized by us as a result of the reverse stock split.

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STOCKHOLDINGS OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of October 15, 2013, the number and percentage of shares of Common Stock beneficially owned, directly or indirectly, by each of our directors, and executive officers, beneficial owners known by the Company of more than five percent of the outstanding shares of our Common Stock and by our directors and executive officers as a group. Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and does not necessarily indicate ownership for any other purpose, and generally includes voting or investment power with respect to the shares and shares which such person has the right to acquire within 60 days of October 15, 2013.

Beneficial Owner (a)	Title of Class of Stock	Amount and Nature of Beneficial Ownership (b)	Percent of Class (c)
5% Stockholders:
River Charitable Remainder Unitrust, West
Charitable Remainder Unitrust, Liberty
Charitable Remainder Trust	Common	173,095,238(d)	41.0%
Sol Barer	Common	45,833,333	10.9%
UTA Capital	Common	32,604,024	7.7%
Paul Feller	Common	24,255,000(e)	5.7%

Directors and Executive Officers:
Jerold Rubinstein, Chief Executive Officer	Common	28,125,000(f)	6.3%
Randall Cross, Director	Common	510,417(g)	0.1%
Michael Dunleavy, Sr., Director	Common	483,333(h)	0.1%
Glenn Goldenberg, Director and Chairman of the Compensation Committee	Common	956,944(i)	0.2%
Seymour Siegel, Director and Chairman of the Audit Committee	Common	212,500(j)	0.1%
John Schneider, Director	Common	662,500(k)	0.2%
John Moynahan, Chief Financial Officer	Common	1,860,000(l)	0.4%
Timothy Boris, General Counsel	Common	6,400,000(m)	1.5%
All Current Directors and Executive Officers as a Group (8 Persons)		39,210,694	8.6%

(a)	The address for each Beneficial Owner is c/o Stratus Media Group, Inc., 1800 Century Park East, 6th Floor, Los Angeles, CA 90067
(b)	The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.
(c)	Based on 422,316,252 shares of outstanding as of October 15, 2013.
(d)	This amount consists of (i) 71,428,571 shares of Common Stock held by Liberty Charitable Remainder Unitrust; (ii) 71,428,571 shares of Common Stock held by West Charitable Remainder Unitrust; (iii) 11,904,762 shares of Common Stock held by River Charitable Remainder Unitrust; and (iv) 18,333,334 shares of Common Stock held by Isaac Blech. Mr. Blech is the sole trustee of each of the Trusts and has the sole voting and dispositive power of each of the Trusts. Mr. Blech disclaims beneficial ownership of the Common Stock owned by each of the Trusts except to the extent of his pecuniary interest therein. This amount does not include 11,904,762 shares held by Miriam Wimpfheimer Blech, Mr. Blech’s wife. Mr. Blech disclaims beneficial ownership of the shares owned by Ms. Blech and Ms. Blech disclaims beneficial ownership of the shares owned by Mr. Blech and the Trusts.
(e)	The record holder of 24,057,921 shares is Bateman & Company Ltd (“Bateman”). Mr. Feller advised the Company that he had transferred the shares to Bateman as security for a loan.
(f)	Includes 825,000 vested shares of a restricted stock grant related to board service; 2,300,000 vested shares of a stock option granted in connection with employment, and 25,000,000 shares of a stock option grant on March 27, 2013 that vested immediately upon issuance.
(g)	Includes vested shares of a restricted stock grant related to board service prior to July 1, 2011 and vested shares of a restricted stock grant related to board service after July 1, 2011.
(h)	Includes vested shares of a restricted stock grant related to board service prior to July 1, 2011 and vested shares related to board service after July 1, 2011.
(i)	Includes vested shares of a restricted stock grant related to board service prior to July 1, 2011 and vested shares of a restricted stock grant related to board service after July 1, 2011.
(j)	Includes vested shares of a stock option related to board service after August 20, 2012.
(k)	Represents vested shares of a restricted stock grant related to advisory board service prior to August 20, 2012 and the vested shares of a restricted stock grant related to board service after August 20, 2012.
(l)	Consists of 1,560,000 vested options and restricted stock of 300,000 granted in connection with an employment agreement.
(m)	Includes 400,000 vested options related to an employment agreement and 6,000,000 shares of a stock option grant on March 27, 2013 that vested immediately upon issuance.

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PROPOSALS BY SECURITY HOLDERS

As of the date of this Information Statement, no proposals have been received by the Company.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

We will provide, upon request and without charge, to each stockholder receiving this Information Statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and a copy of our Quarterly Report on Form 10-Q for the three months ended June 30, 2013, including the financial statements, as filed with the SEC. You are encouraged to review the Annual Report, the Quarterly Report and any subsequent information we filed or will file with the SEC and other publicly available information.

November __, 2013	By Order of the board of directors, /s/ JEROLD RUBINSTEIN Jerold Rubinstein Chief Executive Officer

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